Exhibit 10.1

KEMPER CORPORATION
2011 Omnibus Equity Plan

Amended and Restated as of October 30, 2013

Article	1	Establishment, Purpose, and Duration	1
	1.1	Establishment	1
	1.2	Purpose of the Plan	1
	1.3	Duration of the Plan	1

Article	2	Definitions	1
	2.1	“Affiliate”	1
	2.2	“Annual Award Limit” or “Annual Award Limits”	1
	2.3	“Award”	1
	2.4	“Award Agreement”	1
	2.5	“Beneficial Owner” or “Beneficial Ownership”	2
	2.6	“Board” or “Board of Directors”	2
	2.7	“Code”	2
	2.8	“Committee”	2
	2.9	“Company”	2
	2.10	“Constructive or Actual Delivery”	2
	2.11	“Covered Employee”	2
	2.12	“Director”	2
	2.13	“Disability or Disabled”	2
	2.14	“Effective Date”	2
	2.15	“Eligible Director”	2
	2.16	“Employee”	2
	2.17	“Employment”	2
	2.18	“Exchange Act”	3
	2.19	“Exercise Price”	3
	2.20	“Fair Market Value” or “FMV”	3
	2.21	“Full Value Award”	3
	2.22	“Insider”	3
	2.23	“Incentive Stock Option” or “ISO”	3
	2.24	“Leave of Absence”	3
	2.25	“Mature Shares”	3
	2.26	“Nonqualified Stock Option”	3
	2.27	“Option”	3
	2.28	“Other Stock-Based Award”	3
	2.29	“Participant”	3
	2.30	“Performance-Based Compensation”	4
	2.31	“Performance Measures”	4
	2.32	“Performance Period”	4
	2.33	“Performance Share”	4
	2.34	“Performance Unit”	4
	2.35	“Period of Restriction”	4
	2.36	“Plan”	4
	2.37	“Plan Year”	4

i

	2.38	“Prior Plans”	4
	2.39	“Representative”	4
	2.40	“Restricted Stock”	4
	2.41	“Restricted Stock Unit”	4
	2.42	“Retirement” or “Retires”	4
	2.43	“Section 162(m)”	5
	2.44	“Section 409A”	5
	2.45	“Share”	5
	2.46	“Stock Appreciation Right” or “SAR”	5
	2.47	“Substantial Cause”	5
	2.48	“Third Party Service Provider”	5

Article	3	Administration	5
	3.1	General	5
	3.2	Authority of the Committee	6
	3.3	Delegation

Article	4	Shares Subject to the Plan and Maximum Awards	6
	4.1	Number of Shares Available for Awards	6
	4.2	Share Counting	7
	4.3	Annual Award Limits	7
	4.4	Adjustments in Authorized Shares	8

Article	5	Eligibility	8

Article	6	Restricted Stock and Restricted Stock Units	8
	6.1	Restricted Stock or Restricted Stock Unit Award Agreement	8
	6.2	Other Restrictions	9
	6.3	Certificate Retention or Legend	9
	6.4	Voting Rights	9
	6.5	Dividends and Dividend Equivalents	9
	6.6	Section 83(b) Election	10

Article	7	Stock Appreciation Rights	10
	7.1	Grant of Stock Appreciation Rights	10
	7.2	SAR Award Agreement	10

Article	8	Stock Options	10
	8.1	Grant of Stock Options	10
	8.2	Stock Option and SAR Award Agreements	11
	8.3	Exercise of Options and SARs	11

Article	9	Performance Shares and Performance Units	12
	9.1	Grant of Performance Shares and Performance Units	12
	9.2	Value of Performance Shares and Performance Units	12
	9.3	Earning of Performance Shares and Performance Units	12
	9.4	Form and Timing of Payment of Performance Shares and Performance Units	13
	9.5	No Dividends Payable	13

Article	10	Other Stock-Based Awards	13

Article	11	Awards to Eligible Directors	13
	11.1	Initial Award Grants	13
	11.2	Annual Award Grants	13
	11.3	Other Forms of Awards to Eligible Directors	14

Article	12	Forfeiture and Termination of Employment or Service as a Director or Consultant	14
	12.1	Terms Provided in Award Agreements	14
	12.2	Termination of Services as an Employee	14
	12.3	Termination of Services as a Director	16
	12.4	Termination of Services as Third Party Service Provider	16
	12.5	Forfeiture Provisions and Clawbacks	17
	12.6	Leaves of Absence	17

Article	13	Transferability of Awards	17
	13.1	Transferability	17
	13.2	Domestic Relations Orders	17

Article	14	Performance Measures	17
	14.1	Performance Measures	17
	14.2	Evaluation of Performance	19
	14.3	Adjustment of Performance-Based Compensation	19
	14.4	Committee Discretion	19

Article	15	Arbitration	19

Article	16	Compliance with Section 409A	19
	16.1	409A Compliance	19
	16.2	Deferrals	20

Article	17	Rights of Participants	20
	17.1	Employment; Services	20
	17.2	Participation	20
	17.3	Form of Stock; Rights as a Shareholder	20

Article	18	Change in Control	21
	18.1	Definition of Change in Control	21
	18.2	Other Definitions	22
	18.3	Occurrence of Change in Control	22

Article	19	Amendment, Modification, Suspension, and Termination	23
	19.1	Amendment, Modification, Suspension, and Termination	23
	19.2	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events	23
	19.3	Awards Previously Granted	24

Article	20	Withholding	24
	20.1	Tax Withholding	24
	20.2	Share Withholding	24
	20.3	Option or SAR Withholding	24

Article	21	Successors	24

Article	22	General Provisions	25
	22.1	Gender and Number	25
	22.2	Severability	25
	22.3	Requirements of Law	25
	22.4	Delivery of Title	25
	22.5	Inability to Obtain Authority	25
	22.6	Investment Representations	25
	22.7	Unfunded Plan	25
	22.8	No Fractional Shares	26
	22.9	Non-Exclusivity of the Plan	26
	22.10	No Constraint on Corporate Action	26
	22.11	Non-Uniform Treatment	26
	22.12	Governing Law	26

Kemper Corporation
2011 Omnibus Equity Plan

Article 1	Establishment, Purpose, and Duration
1.1    Establishment. Kemper Corporation, a Delaware corporation (the “Company”), established the 2011 Omnibus Equity Plan (the “Plan”), effective May 4, 2011 (the “Effective Date”). The Plan permits the grant of Awards to eligible Participants, as defined below.
1.2    Purpose of the Plan. The purpose of the Plan is to provide a means whereby employees and directors of the Company and its Affiliates and key advisors develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become employees and to provide a means whereby those individuals on whom the responsibilities for the successful administration and management of the Company depend can acquire and maintain ownership of the Company’s common stock, thereby strengthening their concern for the welfare of the Company.
1.3    Duration of the Plan. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from the Effective Date. After the Plan is terminated, no Awards may be granted, but Awards previously granted shall remain outstanding in accordance with the applicable terms and conditions of the Plan and the respective Award Agreements.

Article 2	Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1    “Affiliate” means any person or entity controlled directly or indirectly by the Company, whether by equity ownership, contract or otherwise and shall include direct or indirect subsidiaries of the Company and mutual companies the management of which is controlled by the Company and its subsidiaries.
2.2    “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.
2.3    “Award” means, individually or collectively, a grant under the Plan of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Options, Performance Shares, Performance Units or Other Stock-Based Awards, in each case subject to the terms of the Plan.
2.4    “Award Agreement” means either one of the following, in such form as the Committee shall from time to time approve: (i) an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award, or (ii) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of an Award. The Committee may provide for the use of non-paper Award Agreement(s) and acceptance and other actions related thereto that involve the use of electronic, internet, intranet or other non-paper means.
2.5    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.6    “Board” or “Board of Directors” means the board of directors of the Company.
2.7    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute.
2.8    “Committee” means the Compensation Committee of the Board or any subcommittee thereof, or any other committee designated by the Board to administer the Plan.
2.9    “Company” has the meaning set forth in Section 1.1.
2.10    “Constructive or Actual Delivery” means either of the following: (a) presentation to the Company of a recent brokerage account statement or other written evidence satisfactory to the Committee evidencing beneficial ownership by the Participant of Shares other than Shares held in 401(k), pension, individual retirement or similar accounts; or (b) physical delivery of certificates evidencing Shares, properly indorsed for transfer to the Company or with an appropriately executed stock power.
2.11    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m).
2.12        “Director” means a member of the Board of Directors.
2.13    “Disability or Disabled” when used with respect to a particular Participant, means a physical or mental condition that: (i) is of a type that would generally trigger benefits under the Company’s or an applicable Affiliate’s long-term disability plan (as in effect from time to time), whether or not such Participant is actually enrolled in such plan; or (ii) in the absence of any such plan, would cause such Participant to be unable to substantially perform his or her duties as an Employee, as determined in the sole discretion of the Committee. Notwithstanding the foregoing, if an Award of Restricted Stock Units becomes subject to the requirements of Article 15, the term “disabled” shall be defined as required under Section 409A.
2.14    “Effective Date” has the meaning set forth in Section 1.1.
2.15    “Eligible Director” means a Director who is not also an Employee (including any Director who has retired as an Employee).
2.16    “Employee” means any employee of the Company or any of its Affiliates.
2.17    “Employment” and related terms means the provision of services to the Company or its Affiliates as an Employee.

2.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.19    “Exercise Price” means the price at which the Shares underlying an Option or SAR may be purchased upon exercise of thereof.
2.20    “Fair Market Value” or “FMV” as used to refer to the price of a Share on a particular day, means the closing price for a Share for that day as subsequently reported by the New York Stock Exchange (or such other exchange on which the Shares are primarily traded), or if no prices are reported for that day, the last preceding day on which such prices are reported (or, if for any reason no such price is available, in such other manner as the Committee in its sole discretion may deem appropriate to determine the fair market value of a Share).
2.21    “Full Value Award” means an Award that is not an Option or SAR and that consists of or is settled by the issuance of Shares.
2.22    “Insider” means an individual who is, on the relevant date, a Director, an executive officer of the Company, as determined by the Board for purposes of Section 16 of the Exchange Act, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act.
2.23    “Incentive Stock Option” or “ISO” means an Option that satisfies the requirements of Code Section 422(b) and any regulations promulgated thereunder from time to time, or any successor provisions thereto.
2.24    “Leave of Absence” means an approved leave of absence from a Participant’s Employment (other than short-term disability) determined in accordance with the applicable policies of the Participant’s employer.
2.25    “Mature Shares” means Shares that: (i) have been owned by a Participant free of any encumbrances, vesting requirements or similar restrictions for at least six (6) months; and (ii) have not been exchanged or surrendered by Constructive or Actual Delivery in full or partial payment of the Exercise Price and/or the related tax withholding obligations arising out of an Option exercise within the previous six months.
2.26    “Non-Qualified Option” means an Option that does not satisfy the requirements for an ISO.
2.27    “Option” means an option to purchase a designated number of Shares granted to a Participant pursuant to Article 8.
2.28    “Other Stock-Based Award” means an equity-based or equity-related Award of a type other than those described in Articles 6 – 9 of the Plan, and which is granted pursuant to Article 10.
2.29    “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30    “Performance-Based Compensation” means compensation under an Award that satisfies the requirements of Section 162(m) and the applicable regulations thereunder for certain performance-based compensation, if any, paid to Covered Employees.
2.31    “Performance Measures” means measures described in Article 14 on which performance goals are based and which are approved by the Company’s shareholders pursuant to the Plan in order to qualify Awards as Performance-Based Compensation.
2.32    “Performance Period” means the period of time during which performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.33    “Performance Share” means an Award granted to a Participant pursuant to Article 9, denominated in Shares, the value of which at the time it is payable is determined based on actual results of the corresponding performance criteria.
2.34    “Performance Unit” means an Award granted to a Participant pursuant to Article 9, denominated in units, the value of which at the time it is payable is determined based on actual results of the corresponding performance criteria.
2.35    “Period of Restriction” means the period when Restricted Stock or Restricted Stock Units (or other types of Awards as may be applicable) are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or on the occurrence of other events as determined by the Committee, in its discretion), as provided in the Plan and/or the applicable Award Agreement.
2.36    “Plan” means the 2011 Omnibus Incentive Plan.
2.37    “Plan Year” means the calendar year.
2.38    “Prior Plans” means the Company’s 1995 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, 2002 Stock Option Plan and 2005 Restricted Stock and Restricted Stock Unit Plan, as amended through the Effective Date.
2.39    “Representative” means an executor, administrator, guardian, trustee or other representative of a Participant who has legal authority to exercise such Participant’s Options or Stock Appreciation Rights or rights under other types of Awards on behalf of such Participant or such Participant’s estate.
2.40    “Restricted Stock” means an Award granted to a Participant pursuant to Article 6, and includes (but is not limited to) performance-based Restricted Stock and time-vested Restricted Stock.
2.41    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 6, except that no Shares are actually awarded to the Participant on the date of grant.
2.42    “Retirement” or “Retires” means, for Employees: (a) for Awards granted prior to February 2013, the termination of Employment of a Participant who is eligible to either make an election to begin receiving early or regular retirement benefits under the Company’s defined benefit pension plan or to begin receiving tax penalty-free early distributions (other than a rollover to another retirement plan) from the Company’s defined contribution retirement plan; (b) for Awards granted beginning in February 2013 through January 2014, the termination of employment by a Participant who has attained age 65 and completed at least five years of service with the Company and/or one or more of its Affiliates; and (c) for Awards granted beginning in February 2014, the definition set forth in the applicable Award Agreement.
2.43    “Section 162(m)” means Section 162(m) of the Code, or any successor provision, and the regulations, rulings and other guidance issued thereunder.
2.44    “Section 409A” means Section 409A of the Code, or any successor provision, and the regulations, rulings and other guidance issued thereunder.
2.45    “Share” means a share of common stock of the Company.
2.46    “Stock Appreciation Right” or “SAR” means a right of the type described in Article 7 of the Plan.
2.47        “Substantial Cause” means the (a) commission of a criminal act against, an action in derogation of the interests of, or misconduct which results in a financial loss to, the Company or an Affiliate; (b) misconduct which obligates the Company to prepare an accounting restatement due to material noncompliance with applicable financial reporting requirements; (c) knowing disclosure of confidential information about the Company or an Affiliate in breach of the Company’s Essential Standards of Conduct or an applicable contractual or other obligation, or using such information for personal gain, including, without limitation, by trading in Company securities on the basis of material, non-public information; or (d) performance of any other action that the Committee, in its sole discretion, may deem to be sufficiently injurious to the interests or reputation of the Company or an Affiliate to constitute substantial cause for the termination of services by a Participant as an Employee, Director or Third Party Service Provider. Nothing in the Plan shall be construed to imply that a Participant’s employment or other relationship with the Company or its Affiliates may only be terminated for Substantial Cause.
2.48    “Third Party Service Provider” means any consultant, agent, advisor, or independent contractor who provides services to the Company or an Affiliate pursuant to a written contract that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, and (b) do not, directly or indirectly, promote or maintain a market for the Company’s securities.

Article 3	Administration
3.1    General. The Committee shall be responsible for administering the Plan, subject to this Article 3 and the other provisions of the Plan. The Committee may retain attorneys, consultants, accountants, or other advisors. The Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such advisors. The fees of any such advisors shall be paid by the Company. All actions taken and all interpretations and determinations made by the Committee shall be final and binding on the Participants, beneficiaries, the Company, and all other interested individuals.
3.2    Authority of the Committee. The Committee shall have full and, except as otherwise expressly provided in the Plan, exclusive, power and discretion: (a) to interpret the terms and the intent of the Plan and any Award Agreement or other agreement or document ancillary to or in connection with the Plan, and to adopt such rules, regulations, forms, instruments, and guidelines for administering the Plan as the Committee may deem necessary or proper; (b) to select Award recipients; (c) to establish the terms and conditions of all Awards, including the terms and conditions to be set forth in Award Agreements; (d) to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company; and (e) subject to Article 19, to adopt modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the jurisdictions in which the Company and/or its Affiliates operate or may operate.
3.3    Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may retain such legal, financial or other advisors as they deem appropriate to assist them with respect to any responsibility the Committee or such individuals may have under the Plan. To the extent consistent with the Company’s bylaws and applicable law, the Board may, by resolution, authorize one or more officers of the Company or committees of the Board (in addition to the Committee) to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards and the terms and conditions of such Awards; provided, however, (i) the Board shall not authorize any such officer to grant Awards to himself or herself, nor authorize any such officer or committee to grant Awards to any individual who is considered an Insider; (ii) the resolution providing such authorization must place a limit on the total number of Shares that may be covered by all such Awards; and (iii) such officer(s) or committee(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

Article 4	Shares Subject to the Plan and Maximum Awards
4.1    Number of Shares Available for Awards.
(a)    Share Authorization. Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for issuance to Participants under the Plan on or after the Effective Date (the “Share Authorization”) shall be ten million (10,000,000) Shares. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares.
(b)    Fungible Conversion Factor. Notwithstanding any other provision of the Plan, each Share granted to a Participant as part of a Full Value Award shall reduce the Share Authorization by three (3) Shares. Each Share granted to a Participant as part an Award that is not a Full Value Award shall reduce the Share Authorization by one (1) Share.

(c)        Limit on Grants to Eligible Directors. The maximum aggregate number of Shares that may be granted under the Plan to Eligible Directors shall be limited to one million (1,000,000).
(d)        Prior Plans. All awards granted pursuant to the Prior Plans and outstanding on the Effective Date shall remain subject to the terms of the applicable Prior Plans and award agreements issued thereunder, except that any Shares to be issued after the Effective Date pursuant to the terms of performance-based restricted stock awards granted under one of the Prior Plans in connection with above-target performance results shall be issued under this Plan. Beginning on the Effective Date, no additional awards shall be granted under any Prior Plan, except for restorative options automatically granted pursuant to the terms of any option awards outstanding under a Prior Plan.
4.2    Share Counting. Shares covered by an Award shall only be counted against the Share Authorization to the extent they are actually issued, provided that:
(a)    Shares Available for Future Grant. Any Shares related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise, without the issuance of such Shares (other than surrender of an Option at the time of exercise of a related Stock Appreciation Right), or are settled in cash in lieu of Shares, shall be available again for grant under the Plan, consistent with the fungible conversion factor methodology set forth in Section 4.1(b).
(b)    Shares That Will Reduce Share Authorization. The Share Authorization will be reduced by the full number of Shares that: (i) are subject to the exercise or vesting of an Award, regardless of whether fewer Shares are actually issued because of Shares tendered to the Company (by either Constructive or Actual Delivery) or withheld by the Company to satisfy tax withholding requirements or to pay the exercise price with respect to such exercise or vesting; or (ii) may be issued in connection with an Award of a SAR, regardless of whether fewer Shares are actually issued upon exercise of such SAR.
4.3    Annual Award Limits. The following limits (“Annual Award Limits”) shall apply to grants of such Awards under the Plan, subject to any adjustments pursuant to Section 4.4 or 19.2, unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation.
(a)    Restricted Stock or Restricted Stock Units. The aggregate maximum number of Shares that may be subject to Awards of Restricted Stock or Restricted Stock Units granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000).
(b)    Options and SARs. The aggregate maximum number of Shares that may be subject to Awards of Options and SARs, including ISOs, granted in any one Plan Year to any one Participant shall be one million five hundred thousand (1,500,000).
(c)    Performance Shares and Performance Units. The aggregate maximum number of Shares that may be subject to Awards of Performance Shares or Performance Units granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000).

(d)    Other Stock-Based Awards. The aggregate maximum number of Shares that may be subject to Other Stock-Based Awards granted in any one Plan Year to any one Participant shall be five hundred thousand (500,000).
(e)    Awards to Eligible Directors. Notwithstanding the foregoing provisions of Sections 4.3 (a) – (d), the maximum number of Shares that may be granted in any one Plan Year to any Eligible Director shall be twenty thousand (20,000).
4.4    Adjustments in Authorized Shares. If the number of outstanding Shares is increased or decreased through a reorganization, recapitalization, reclassification, special cash dividend, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in: (a) the number of Shares included in the Share Authorization in Section 4.1 (a) and the Share limitation in Section 4.1 (c), (b) the number of Shares that may be issued under outstanding Awards, and (c) the Award limits specified in Section 4.3. In the event that the Shares are changed into or exchanged for a different kind of shares or other securities of the Company through transactions of the type referenced above, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under the Plan, may substitute or adjust, as applicable, the number and kind of securities that may be issued under the Plan or under particular forms of Awards, the number and kind of securities subject to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.
The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. No amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A or is intended to qualify as Performance-Based Compensation under Section 162(m), except as permitted by such applicable Section.
Subject to the provisions of Article 19.1, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization on such terms and conditions as it may deem appropriate.

Article 5	Eligibility
All Employees and Eligible Directors shall be eligible for selection to receive Awards. In addition, any key person selected by the Committee in its sole discretion who provides bona fide services to the Company or an Affiliate as a Third Party Service Provider shall be eligible for selection to receive Awards.

Article 6	Restricted Stock and Restricted Stock Units
6.1    Restricted Stock or Restricted Stock Unit Award Agreement. Each Award of Restricted Stock and/or Restricted Stock Units shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, vesting terms (which can include, without limitation, time-vested or performance-based terms) and such other provisions as the Committee shall determine in its discretion.
6.2    Other Restrictions. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, time-based restrictions, and/or restrictions under applicable laws, rules and regulations or under the requirements of any stock exchange or market upon which such Shares are listed or traded, holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, or time-based restrictions on vesting following the attainment of the performance goals.
Except as otherwise provided in this Article 6, and subject in all cases to the requirements of applicable laws, rules and regulations, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.
6.3    Certificate Retention or Legend. To the extent that a certificate is issued to evidence Shares of Restricted Stock, the Committee may determine in its sole discretion that such certificate shall: (a) be retained by the Company until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse; and/or (b) bear a legend such as the following or as otherwise determined by the Committee in its discretion:
The sale or transfer of Shares represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Kemper Corporation 2011 Omnibus Incentive Plan, and in the associated Award Agreement. A copy of such Plan and Award Agreement may be obtained from Kemper Corporation.
6.4    Voting Rights. Issued and outstanding Shares of Restricted Stock shall at all times possess the same voting rights as all other issued and outstanding Shares. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
6.5    Dividends and Dividend Equivalents. Except as the Committee determines otherwise with respect to a particular Award and as set forth in the applicable Award Agreement, issued and outstanding Shares of Restricted Stock shall be entitled to dividends if, as and when declared by the Board with respect to the Company’s Shares on the same basis and on the same payment dates as all other issued and outstanding Shares. The Committee may, in its discretion, grant dividend equivalents with respect to any Restricted Stock Units. The terms and conditions of such dividend equivalents, including the rate per Unit, timing of payment and other requirements, shall be established by the Committee in its discretion, subject to the requirements of Article 16 of the Plan.
6.6    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned on the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

Article 7	Stock Appreciation Rights
7.1    Grant of Stock Appreciation Rights. The Committee may grant an Award of Stock Appreciation Rights in connection with an Option Award (“Tandem SAR”) or independently of any Option Award (“Freestanding SAR”).

7.2    SAR Award Agreement. Each SAR Award shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, exercise terms consistent with Section 8.2 below and the following provisions, and such other provisions as the Committee shall determine in its discretion:

(a)    A SAR shall be exercised in accordance with the provisions of this Article 7 and Section 8.3.

(b)        A Tandem SAR shall be exercisable to the extent, and only to the extent, the associated Option is exercisable and shall be exercisable only for such period as the Committee may determine. Upon exercise of a Tandem SAR, the Participant shall be required to surrender to the Company unexercised the Option to which it relates, or any portion thereof (subject to Section 8.3(c));

(c)    A Freestanding SAR may be exercised in accordance with the terms of the applicable Award Agreement;

(d)    Upon exercise of a SAR, the Participant shall receive that number of Shares (rounded down to the nearest whole number) having an aggregate value equal to the excess of the Fair Market Value of one Share over the Exercise Price per Share specified in the applicable Award Agreement, multiplied by the number of Shares subject to the SAR, or portion thereof, which is exercised. However, the Committee may elect to settle, or the Award Agreement may permit the Participant to elect to receive (subject to approval by the Committee), any part or all of the Company’s obligation arising out of the exercise of the SAR by the payment of cash equal to the aggregate Fair Market Value of that part or all of the Shares it would otherwise be obligated to deliver.

Article 8	Stock Options
8.1    Grant of Stock Options. The Committee may grant Option Awards and determine whether an Option will be an ISO or a Non-Qualified Option, whether to couple a SAR with an

Option, the number of Shares to be subject to each Option, the Exercise Price, the number of installments, if any, in which each Option may vest, the expiration date of each Option and all other terms and conditions of each Option. ISO Awards may be granted only to Participants who are Employees.

8.2        Stock Option and SAR Award Agreements. Each Option Award and SAR Award granted pursuant to the Plan shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, terms consistent with the following provisions, and such other provisions as the Committee shall determine in its discretion:
(a)    Duration. Each Option and SAR and all rights associated therewith, shall expire on such date as the Committee may determine, but in no event later than the ten-year anniversary of the grant date, subject to a limited extension if so provided in the Award Agreement in the event that the expiration date of an Award held by a Participant falls within a trading “blackout” period imposed by the Company and applicable to the Participant, or earlier termination as provided in the Plan.

(b)    Exercise Price. The Exercise Price for each Share that is the subject of an Option or SAR shall be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant, subject to adjustment pursuant to Section 19.2.

(c)    Vesting. Each Option and SAR granted under the Plan shall vest and be exercisable in such installments, if any, during the period prior to its expiration date as the Committee shall determine, and, unless otherwise specified in an Award Agreement, no Option or SAR shall be exercisable for at least six months after grant except in the case of the death or Disability of the Participant.

(d)    No Repricing. Except as otherwise permitted as an adjustment pursuant to Section 19.2 or as approved by the Company’s shareholders, the exercise price of an Option or SAR outstanding under the Plan may not be reduced, whether through amendment, exchange, cancellation and re-grant, repurchase or other method.

8.3    Exercise of Options and SARs.

(a)        Notice by Participant. Each Participant (or such Participant’s Representative) who desires to exercise an Option or SAR shall give advance written notice of such exercise to the Company in such form as may be prescribed from time to time by the Committee or the management of the Company.

(b)    Payment for Exercises of Options. Before shares will be issued in connection with an exercise, the Exercise Price of an Option shall be paid in full by: (i) check payable to the order of the Company; (ii) Constructive or Actual Delivery of Shares, subject to any terms and conditions that may be imposed the Committee in its discretion, including the requirement that such Shares be Mature Shares; (iii) electronic transfer of funds to an account of the Company;

or (iv) any combination of the foregoing. Shares used by Constructive or Actual Delivery to satisfy the Exercise Price of an Option shall be valued at their Fair Market Value on the date of exercise.

(c)    Partial Exercises. No Option or SAR may be exercised for a fraction of a share and no partial exercise of any Option or SAR Right may be made for less than 50 shares unless the total number of Shares remaining under the Award Agreement is less than 50 at the time of exercise.

(d)    Exercise by Participant’s Spouse. Unless otherwise provided in an Award Agreement, an Option or SAR shall be exercisable during the Participant’s lifetime only by the Participant (or, in the case of the incapacity of the Participant, by the Participant’s Representative) regardless of any community property interest therein of the spouse of the Participant, or such spouse’s successors in interest. If the spouse of the Participant shall have acquired a community property interest in such Option or SAR, the Participant, or the Participant’s Representative, may exercise the Option or SAR on behalf of the spouse of the Participant or such spouse’s successors in interest.

(e)    Special Provisions for Incentive Stock Options. In addition to the limitation applicable to ISOs in Section 4.3 (b), to the extent that the aggregate Fair Market Value (determined as of the grant date) of Shares underlying an ISO granted to a Participant under this Plan (and any other option plans of the Company) that become exercisable for the first time by the Participant during any Plan Year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under Code Section 422, or any successor provision), the portion of such ISO in excess of $100,000 (or, if different, such maximum limitation) will be treated as Non-Qualified Options. The portion of any ISO not exercised within 90 days after termination of Employment will be treated as a Non-Qualified Option.

Article 9	Performance Shares and Performance Units
9.1    Grant of Performance Shares and Performance Units and Award Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by an Award Agreement that specifies the material terms of the Award, including, without limitation, any performance criteria, vesting provisions and expiration date, and such other provisions as the Committee shall determine in its discretion.
9.2    Value of Performance Shares and Performance Units.         Each Performance Share shall have an initial value based on one Share on the date of grant. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance criteria in its discretion that, depending on the actual performance results, will determine the number and/or value of the Performance Shares and Performance Units that will be paid out to the Participant.

9.3.    Earning of Performance Shares and Performance Units. After the applicable Performance Period has ended, the holder of Performance Shares or Performance Units shall be entitled to receive a payout on the value and number of Performance Shares or Performance Units earned by the Participant over the Performance Period, if such payout is due as determined based on the actual results of the corresponding performance criteria.

9.4.    Form and Timing of Payment of Performance Shares and Performance Units. Payment of earned Performance Shares and Performance Units shall be made as determined by the Committee as set forth in the applicable Award Agreements. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares and Performance Units in the form of Shares or in cash (or a combination thereof) equal to their value, if any, at the end of the applicable Performance Period or as soon as practicable thereafter. Shares may be granted subject to any restrictions deemed appropriate by the Committee, as set forth in the applicable Award Agreements.

9.5.    No Dividends Payable. Awards of Performance Shares or Performance Units shall not be entitled to dividends with respect to the Company’s Shares, but, in the discretion of the Committee, may be entitled to dividend equivalents earned and payable to the extent, and at the time, of any payout of such Award.

Article 10	Other Stock-Based Awards
The Committee may grant Other Stock-Based Awards (which may include unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee determines appropriate, and may include, without limitation, Awards that upon grant are fully vested and non-forfeitable. Such Other Stock-Based Awards may entail the issue or transfer of actual Shares or payment in cash or otherwise of amounts based on the value of Shares. Each Other Stock-Based Award shall be evidenced by an Award Agreement that specifies the material terms and conditions of the Award, including, without limitation, any restrictions or vesting provisions and whether such Award is entitled to dividends or dividend equivalents, and such other provisions as the Committee shall determine in its discretion.

Article 11	Awards to Eligible Directors
11.1    Initial Award Grants. An Award shall be granted to each Eligible Director who was not previously an Employee on the date that he or she first becomes a Director (“Initial Award Grant”), in an amount and subject to such terms as shall be determined from time to time by the Board of Directors in its sole discretion, after considering any recommendation by the Committee.

11.2    Annual Award Grants. An Award shall be granted to each Eligible Director automatically on the date of each Annual Meeting of the Company’s Shareholders following such meeting (“Annual Award Grant”), in an amount and subject to such terms as shall be determined from time to time by the Board of Directors in its sole discretion, after considering any recommendation by the Committee, subject to the limitations of Section 4.3(e). For the avoidance of doubt, each Eligible Director who was not previously an Employee and who first becomes a Director on the date of an Annual Meeting of the Company’s Shareholders shall be entitled to receive both an Initial Award Grant and an Annual Award Grant on such Annual Meeting date.

11.3    Other Forms of Awards to Eligible Directors. In addition to Initial and Annual Award Grants, Eligible Directors may be entitled to receive other forms of Awards under the Plan, in such forms and amounts, and subject to such terms, as shall be determined from time to time by the Board of Directors in its sole discretion, after considering any recommendation by the Committee. In no event shall an Incentive Stock Option be granted to an Eligible Director.

Article 12	Forfeiture and Termination of Employment or Service as a Director or Consultant.
12.1    Terms Provided in Award Agreements. Except as determined otherwise by the Committee in connection with particular Awards and set forth in the applicable Award Agreements, the provisions of Sections 12.2, 12.3, and 12.4 shall apply to outstanding Awards held by a Participant at the time of termination of the Participant’s Employment (or termination of the Participant’s employer’s affiliation with the Company, as described in Section 12.4 below), or the termination or a Participant’s service as a Director or Third Party Service Provider, respectively.
12.2     Termination of Services as an Employee.
(a)    Options and SARs. The vesting, forfeiture and other terms of payout for Awards of Options and SARs that apply in the event that a Participant ceases to be an Employee of the Company or any of its Affiliates shall be determined as set forth in the applicable Award Agreement for Awards granted beginning in February 2013, and as follows for Awards granted prior to February 2013:

(i)    Death or Disability. If a Participant dies or becomes Disabled while employed by the Company or any of its Affiliates, then all Awards granted to such Participant that were outstanding but not vested on such date shall immediately vest and remain outstanding and exercisable until the earlier of their original expiration date or one year from the date of death or the date the Participant first became Disabled, and all Awards that are not exercised within such period shall be forfeited to the Company.

(ii)    Retirement.

(A)     If a Participant Retires but continues to provide services to the Company or any of its Affiliates as a director or as a Third Party Service Provider, then all Awards held by such Participant shall continue in full force and effect in accordance with their terms or until the Participant ceases to provide such services. If such services cease as a result of death or Disability, then Section 12.2(a)(i) above shall apply. If such services cease for any other reason, then Section 12.2(a)(ii)(B) below shall apply as if the Participant were Retiring on the date of such cessation of services.

(B)     If a Participant Retires but does not continue to provide services as provided in subsection (ii)(A) above, then such Participant may exercise all vested Awards until the earlier of one year from the date of Retirement or the original expiration date of such Awards and all vested Awards that are not exercised within such period shall be forfeited to the Company, and all Awards that were not vested on the date of Retirement shall be forfeited to the Company.

(iii)    Sale or Divestiture of Employer. If the Company sells or divests its controlling interest in any Affiliate which employs a Participant, or if its control of such Affiliate otherwise ceases, then all unvested Awards held by such Participant on the date of such sale, divestiture, cessation of control or termination shall be forfeited to the Company, and the Participants shall have until the earlier of 90 days from such date (or one year in the case of a Participant who is eligible for Retirement on such date), or the original expiration date of such Awards, in which to exercise Awards that were vested on such date, and all vested Awards that are not exercised within such period shall be forfeited to the Company.

(iv)    Other Termination of Employment. If a Participant ceases to be an Employee of the Company or any of its Affiliates under circumstances other than those set forth in the foregoing subsections (i) – (iii), then:

(A)     If the termination of Employment was not for Substantial Cause, then all Awards held by such Participant that were not vested on the date of termination shall immediately be forfeited to the Company, and the Participant shall have until the earlier of 90 days from the date of termination or the original expiration date of such Awards in which to exercise Awards that were vested on such date, and all such Awards that are not exercised within such period shall be forfeited to the Company.

(B) If the termination of Employment was for Substantial Cause, then all of the Participant’s outstanding Awards then held by such Participant shall be forfeited to the Company (including vested Options and SARs) on the date of such termination, notwithstanding any otherwise applicable vesting or performance conditions related to any such Awards.

(b)    Time-Vested Restricted Stock. The vesting, forfeiture and other terms of payout for Awards of Time-Vested Restricted Stock that apply in the event that a Participant ceases to be an Employee of the Company or any of its Affiliates shall be determined as set forth in the applicable Award Agreement for Awards granted beginning in February 2013, and as follows for Awards granted prior to February 2013:

(i)    Death or Disability. If a Participant dies or becomes Disabled while employed by the Company or any of its Affiliates, then all restrictions on such Participant’s outstanding Awards shall lapse and such Awards shall vest on the date of such death or Disability.

(ii)    Retirement.

(A)     If a Participant Retires but continues to provide services to the Company or any of its Affiliates as a director or as a Third Party Service Provider, then all Awards held by such Participant shall continue in full force and effect in accordance with their terms or until the Participant ceases to provide such services. If such services cease as a result of death or Disability, then subsection (i) above shall apply. If such services cease for any other reason, all of Participant’s Awards that are then unvested shall be forfeited to the Company on the date of such cessation of services.

(B) If a Participant Retires but does not continue to provide services as provided in subsection (ii)(A) above, then all unvested Awards then held by such Participant shall be forfeited to the Company on the date of Retirement.

(iii)    Sale or Divestiture of Employer. If the Company sells or divests its controlling interest in any Affiliate which employs a Participant, or if its control of such Affiliate otherwise ceases, then all unvested Awards then held by such Participant shall be forfeited to the Company on the date of such sale, divestiture, cessation of control or termination.
(iv)    Other Termination of Employment. If a Participant ceases to be an Employee of the Company or any of its Affiliates under circumstances other than those set forth in the foregoing subsections (i) – (iii), all of the unvested Awards such Participant then holds shall be forfeited to the Company on the date of such cessation of Employment.

(c)    Performance-Based Restricted Stock, Performance Shares, Performance Units or Other Stock-Based Awards. If a Participant ceases to be an Employee of the Company or any of its Affiliates under any circumstance, the vesting, forfeiture and other terms of payout of any outstanding Award of a type other than those covered by Sections 12.2(a) or (b) above shall be determined as set forth in the applicable Award Agreement.

12.3        Termination of Services as a Director.

(a)    Options and SARs.     The vesting, forfeiture and other terms of payout for Awards of Options and SARs that apply in the event that a Director’s services cease shall be determined as set forth in the applicable Award Agreement for Awards granted beginning in February 2013, and as follows for Awards granted prior to February 2013: All rights of a Director under an outstanding Award, to the extent it has not been exercised, shall terminate 90 days after the date of the termination of his or her services as a Director for any reason other than: (i) the death of the Director; (ii) cessation of services as a Director because the individual, although nominated by the Board of Directors, is not elected by the shareholders to the Board of Directors; or (iii) cessation of services as a Director because of total and permanent disability as defined in Section 22(e)(3) of the Code (collectively, “Termination Events”). If a Director’s services as such cease because of a Termination Event, his or her unvested Options and SARs shall vest immediately. All vested Options and SARs shall expire one year after the date of a Termination Event.

(b)    Other Types of Awards. If a Director’s services as such cease under any circumstance, the vesting, forfeiture and other terms of payout of any outstanding Award other than Options and SARs shall be determined as set forth in the applicable Award Agreement.

12.4.    Termination of Services as Third Party Service Provider. Except as provided otherwise in Sections 12.2 or 12.3, if applicable, the vesting, forfeiture and other terms of payout of any outstanding Award to a Participant whose agreement to provide services as a Third Party

Service Provider ceases under any circumstance shall be determined as set forth in the applicable Award Agreement.

12.5    Forfeiture Provisions and Clawbacks. The Committee may, as required by applicable laws, rules and regulations or otherwise in its discretion, approve forfeiture and/or “clawback” provisions in connection with particular Awards or Participants that specify that the Participant’s rights, payments, and benefits with respect to an Award may be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, despite and notwithstanding any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Employment for Substantial Cause, misconduct resulting in an accounting restatement due to material noncompliance with financial reporting requirements, violation of material Company or Affiliate policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is determined by the Committee to be detrimental to the business or reputation of the Company and/or its Affiliates.
12.6    Leaves of Absence. The extent to which a Leave of Absence taken by an Employee Participant will affect an outstanding Award held by such Participant shall be determined in accordance with the terms of the Award Agreement and any applicable policies of the Participant’s employer.

Article 13	Transferability of Awards
13.1    Transferability. Unless otherwise provided in an Award Agreement, Awards shall not be transferable either voluntarily or by operation of law other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void.
13.2    Domestic Relations Orders. Without limiting the generality of Section 13.1, no domestic relations order purporting to authorize a transfer of an Award or any interest in an Award or to grant the power to exercise an Option or SAR to any person other than a Participant (or his or her Representative) shall be recognized as valid or enforceable.

Article 14	Performance Measures
14.1        Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Article 14, the performance goals or metrics upon which the payment or vesting of an Award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units (and any other Awards subject to performance results) to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures:

(a)
Measures of profitability, including, but not limited to, net income, operating earnings, and earnings before or after any one or more of the following: taxes, interest, depreciation, amortization and other non-cash charges;

(b)
Measures of revenue, including, but not limited to, earned premiums, written premiums, investment income, investment gains, and any other revenue measures reported by the Company in its financial statements;

(c)
Measures of return, including, but not limited to, return on assets, capital, invested capital, equity, earned premiums, written premiums, revenues, and returns and yields with respect to investment portfolio performance;

(d)	Cash flow including, but not limited to, operating cash flow, free cash flow, and cash flow return on equity;

(e)	Measures related to insurance policy retention, operating efficiencies, and productivity;

(f)	The Company’s share price, including, but not limited to, share appreciation measures and measures of total shareholder return;

(g)	Measures based on cost or expense targets;

(h)	Market share;

(i)	Customer satisfaction;

(j)	Bad debt experience;

(k)	Economic value added or EVA® [net operating profit after tax] less [cost of equity capital];

(l)	Insurance underwriting income, combined ratios, loss ratios or expense ratios; and

(m)	Recovery of capital or capital efficiency.

In the sole discretion of the Committee, any of the foregoing Performance Measure(s) may: (i) be determined on a consolidated basis or with regard to any business unit or Affiliate or any combination thereof, (ii) be computed in accordance with accounting principles generally accepted in the United States, insurance statutory accounting principles or international accounting principles, or otherwise without regard to any such principles, (iii) be calculated on an absolute, relative or per-share basis, and (iv) in the case of a relative Performance Measure, be compared to (A) internal benchmarks, plans, projections or prior-years’ results, or (B) the performance of a group of comparator companies or any published or specially created index (including any equity market index), in each case as selected by the Committee. The Committee shall also have the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 14.

14.2    Evaluation of Performance. In evaluating performance in connection with an Award, the Committee may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in FASB Accounting Standards Codification™ 225-20 – Extraordinary and Unusual Items (or a successor pronouncement) and/or in the Company’s periodic reports filed with the Securities and Exchange Commission for periods within the applicable year; (f) acquisitions, divestitures, or business unit run-offs or closures; and any other circumstances deemed relevant by the Committee. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as Performance-Based Compensation, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.
14.3    Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward so as to enrich the Award. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis or any combination, as the Committee determines.
14.4    Committee Discretion. In the event that applicable tax, securities laws and regulations and/or stock exchange rules change so as to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) and base vesting on Performance Measures other than those set forth in Section 14.1.

Article 15	Arbitration
The Committee may, as a condition to granting an Award, require that a Participant agree in writing to submit all disputes or claims arising out of or relating to any such Award to binding arbitration in accordance with such terms as the Committee shall prescribe.

Article 16	Compliance with Section 409A
16.1    409A Compliance.
(a)    Any Award that is granted under the Plan shall be designed and administered so that the Award is either exempt from the application of, or compliant with, the requirements of Section 409A.
(b)    To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement shall include such terms and conditions as the Committee determines, in its discretion, are necessary or advisable to avoid the imposition on the Participant of an additional tax under Section 409A. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with specific reference to this Section): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted, adjusted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A on a Participant; and (ii) if an Award Agreement provides for the deferral of compensation within the meaning of Section 409A, no distribution or payment of any amount shall be made before a date that is six (6) months following the date of such participant’s separation from service (as defined in Section 409A) or, if earlier, the date of the participant’s death.
(c)    Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant may owe as a result of the grant, holding, vesting, exercise or payment of any Award under the Plan.
16.2    Deferrals. Subject to the requirements of Section 16.1 of the Plan, the Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to any Award of a type that may be subject to the deferral provisions of Section 409A. If any such deferral election is required or permitted, the Committee shall, prior to requiring or permitting such deferral election, establish written rules and procedures for such payment deferrals that are intended to comply with the requirements of Section 409A including, without limitation, the time when a deferral election can or must be made, the period of the deferral, and the events that would result in payment of the deferred amount.

Article 17	Rights of Participants
17.1    Employment; Services. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or any of its Affiliates to terminate the Employment of, or provisions of services by, any Participant at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her Employment or services for any specified period of time. Neither an Award nor any benefits arising under the Plan shall constitute an employment contract with the Company and/or its Affiliates and, accordingly, subject to Article 19, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company and/or its Affiliates.
17.2    Participation. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.
17.3    Form of Stock; Rights as a Shareholder.
(a)                Subject to the provisions of applicable laws, rules and regulations and stock exchange requirements, Shares granted pursuant to Awards hereunder shall be issued in book entry or similar non-certificated form, or, at the request of a Participant following the completion of any applicable Period of Restriction, in the form of a stock certificate or by “DWAC” or similar electronic transfer to a brokerage or other account of the Participant.
(b)    No Participant shall have any of the rights or privileges of a shareholder with respect to Shares covered by any Award until Shares shall have been issued and delivered: (a) to the Participant in the form of certificates (or held by the Company pursuant to Section 6.4); (b) to a brokerage or other account for the benefit of the Participant either in certificate form or via “DWAC” or similar electronic means; or (c) to a book entry or direct registration account in the name of the Participant, including a book entry account at the Company’s transfer agent.

Article 18	Change in Control
18.1    Definition of     Change in Control. A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or
(b)    the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the Effective Date, constitute the Board of Directors and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(c)    there is consummated a merger or consolidation of the Company or any Affiliate with any other corporation, other than (i) a merger or consolidation which results in the Directors immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board of Directors of the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(d)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.
18.2    Other Definitions. As used in this definition of Change in Control:
(a)    “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
(b)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified in Sections 13(d)(3) and 14(d)(2) thereof, except that such term shall not include (1) the Company or any entity, more than 50% of the voting securities of which are Beneficially Owned by the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (5) any individual, entity or group whose ownership of securities of the Company is reported on Schedule 13G pursuant to Rule 13d-1 promulgated under the Exchange Act (but only for so long as such ownership is so reported) or (6) Singleton Group LLC or any successor in interest to such entity.
(c)    “Good Reason” shall mean any action taken by the Participant’s employer which results in a material negative change to the Participant in the Employment relationship, such as the duties to be performed, the conditions under which such duties are to be performed or the compensation to be received for performing such services. A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant.
18.3        Occurrence of a Change in Control. Upon the Occurrence of a Change in Control:
(a)    In the event of a Change in Control as defined in Section 18.1 (a) or (b), except as prohibited by applicable laws, rules, regulations or stock exchange requirements, or as determined otherwise by the Committee in connection with particular Awards and set forth in the applicable Award Agreements, if the Employment of a Participant is terminated by the Company or an Affiliate without Substantial Cause or by the Participant for Good Reason within the twenty-four (24) month period following such Change in Control:
(i)    any and all Options and SARs granted under the Plan shall vest and be immediately exercisable and shall remain exercisable for the remainder of their term;

(ii)    any Period of Restriction and other restrictions imposed on time-vested Restricted Stock or Restricted Stock Units or Other Stock-Based Awards not subject to specified performance criteria shall lapse and such Awards shall immediately vest and be paid out or distributed without further restriction; and

(iii)    the payout opportunities attainable under all outstanding performance-based Restricted Stock, Performance Shares or Performance Units or Other Stock-Based Awards subject to specified performance criteria, including Awards intended to qualify for deductibility under Section 162(m) of the Code, shall be deemed to have been fully earned based on the greater of (A) targeted performance, or (B) actual performance being attained for a truncated Performance Period that ends on the date of the Change in Control.

(b)    In the event of a Change in Control as defined in Section 18.1 (c) or (d), the Plan shall terminate; provided, however, that notwithstanding the foregoing, the Board shall provide in writing in connection with such transaction for any one or more of the following alternatives (separately or in combinations): (i) all restrictions on outstanding Awards shall immediately lapse; (ii) for the assumption by the successor corporation of the Awards theretofore granted or the substitution by such corporation for such Awards theretofore granted of new Awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and the Awards therefore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Awards.
(c)    Notwithstanding the foregoing provisions of Sections 18.3 (a) and (b) or any other Section of the Plan, the Committee may, in its sole discretion, determine different provisions for vesting and payout that shall apply in the event of a Change in Control in connection with particular Awards, provided that such provisions are consistent with Article 16 and applicable laws, rules, regulations and stock exchange requirements and are set forth in the applicable Award Agreements.

Article 19	Amendment, Modification, Suspension, and Termination
19.1    Amendment, Modification, Suspension, and Termination. Subject to Sections 16.1 and 19.3, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, no material amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule. Furthermore, no amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A or is intended to qualify as Performance-Based Compensation under Section 162(m), except as permitted by such applicable Section.
19.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company (or any of its Affiliates) or the financial statements of the Company (or any of its Affiliates) or of changes in applicable laws, rules, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. No amendment, modification, suspension or termination may impact the distribution of any Award that is subject to Section 409A or is intended to qualify as Performance-Based Compensation under Section 162(m), except as permitted by such applicable Section.
19.3    Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 20	Withholding
20.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the amount of any taxes that the Company may be required to withhold with respect to any taxable event arising from such Participant’s Awards.
20.2    Share Withholding. For Participants who are Employees, unless a different form of remittance is agreed to in writing by the Company pursuant to Section 20.1, upon the lapse of restrictions on a Participant’s Restricted Stock and Restricted Stock Units, or any other taxable event arising as a result of an Award granted hereunder, the Company shall withhold Shares having a Fair Market Value equal to the amount of the tax withholding requirements with respect to any such taxable event based on minimum statutory withholding rates for federal and state purposes, including payroll taxes.
20.3    Option or SAR Withholding. Upon the exercise of a Non-Qualified Option or a SAR, the Company shall have the right to: (i) require such Participant (or such Participant’s Representative) to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such exercise, or (ii) deduct from all amounts paid in cash with respect to the exercise of a SAR the amount of any taxes which the Company may be required to withhold with respect to such cash amounts. Subject to the limitation set forth in the next sentence, a Participant or such Participant’s Representative may elect to satisfy all or any portion of the tax withholding obligations arising from the exercise of an Option or SAR either by: (i) any of the methods described in Section 8.3(b); or (ii) directing the Company to withhold Shares that would otherwise be issued pursuant to such exercise. No Participant or Participant’s Representative shall have the right to utilize Constructive or Actual Delivery of Shares or have Shares withheld, in either case, in excess of the minimum number required to satisfy applicable tax withholding requirements based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes. Shares used in either of the foregoing ways to satisfy tax withholding obligations will be valued at their Fair Market Value on the date of exercise.

Article 21	Successors
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 22	General Provisions
22.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
22.2    Severability. In the event that any provision of the Plan shall for any reason be held illegal, invalid or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law, rule or regulation deemed applicable by the Committee, such provision shall be construed or deemed amended to the minimum extent necessary to conform to such applicable law, rule or regulation or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.
22.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
22.4    Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
(a)    Obtaining any approvals from governmental agencies or national securities exchanges that the Company determines are necessary or advisable; and
(b)    Completion of any registration or other qualification of the Shares under any applicable securities, “Blue Sky” or other laws that the Company determines to be necessary or advisable.
22.5    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
22.6    Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
22.7    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any person acquires a right to receive payments from the Company, its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general assets of the Company or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
22.8    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
22.9    Non-Exclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
22.10    No Constraint on Corporate Action. Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.
22.11        Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants or individuals who are eligible to receive Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements, as to Participants under the Plan and the terms and conditions applicable to Awards made under the Plan.
22.12        Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware and Illinois, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.